Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

FEDERAL SIGNAL CORPORATION

As independent registered public accountants, we consent to the incorporation by reference in the Registration Statement (No. 333-76372) on Form S-3 of our report dated June 24, 2013, relating to the statements of net assets available for benefits of Federal Signal Corporation Retirement Savings Plan as of December 31, 2012, and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the related supplemental schedule as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of Federal Signal Corporation Retirement Savings Plan.

/s/ MAYER HOFFMAN McCANN P.C.

Chicago, Illinois

June 24, 2013